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                           JOINT VENTURE AGREEMENT

     THIS AGREEMENT made this 5th day of November, 1998, by and between Flicker FX Corp. ("Flicker"), a New York corporation having an office at 7855 Boulevard East #22D, North Bergen, New Jersey 07047 and S.M.A. Real Time Inc. ("SMA"), a New York corporation, having an office at 100 Avenue of the Americas, New York, New York 10012.

     Whereas, Flicker is engaged in production and post-production of digital graphic design and effects; and

     Whereas, SMA is engaged in videotape and film editing, production and post production; and

     Whereas, the parties hereto desire to join together in a joint venture entity (the "JV") dedicated to the production of television, film and multimedia graphics projects, bringing together the artistic capabilities of Flicker with the technical abilities of SMA;

     Now, therefore, in consideration of the mutual promises and covenants set forth herein, Flicker and SMA mutually agree as follows:

     1. Formation of JV; Ownership Interests.

     The JV shall be a limited liability company to be formed under and in accordance with the Laws of the State of New York. Flicker shall own fifty (50%) percent of the entity and SMA shall own the remaining fifty (50%) percent. The cost of formation of the LLC shall be an Expense and not Capital Contribution, as those terms are hereinafter defined.

     2. JV Name.

     The name of the JV is Flicker FX at SMA, LLC.

     3. Purpose.

     The purpose of the JV is the production of television, film and multimedia graphics projects.

     4. Place of Business.

     The principal place of business of the JV shall be located at 100 Avenue of the Americas, 10th Floor, New York, New York, or at such other address as Flicker and SMA may designate. The JV may maintain offices and other facilities from time to time at such locations, within the State of New York, as may be deemed necessary or advisable. The offices of the JV shall be located within the area presently occupied by SMA. It is understood and agreed that, except for any space which may be designated by the parties for the exclusive use of the JV, the facilities


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shall be shared with SMA and SMA's affiliated companies. The JV shall not be obligated to pay rent to SMA for the use of the offices, including reception and occasional secretarial services.

     5. Term.

     The term of the JV shall commence as of November 23, 1998 and shall terminate on November 22, 2001 (the "Term"), but may be earlier dissolved upon the happening of any of the following events:

     (a) The cessation of the business of the JV; or

     (b) The vote of Flicker and SMA; or

     (c) At the sole option of SMA, (i) at any time after the first year of the Term if Flicker shall fail to bill for production and post-production of digital graphic design and effects (exclusive of disbursements) at the rate of One Million Two Hundred Fifty Thousand ($1,250,000.00) Dollars per year, or, for the second year, One Million Five Hundred Thousand ($1,500,000.00) Dollars per year (in which case the termination date shall be on the 90th day after SMA's election to terminate this Agreement); or (ii) if Victor Barroso, John Miller or Susan Radice, the sole principals of Flicker (hereafter collectively referred to as "VJS"), shall fail to remain employed by Flicker at any time during the Term or if any representation contained in Article 9 hereof shall not be true.

     6. Capital Contributions; Expenses.

     6.1 SMA shall contribute all equipment (including, without limitation, a Hal Express and an Avid Illusion), editing rooms, start-up capital funds, and cost of maintaining state-of-the-art technical facilities (collectively, the "Capital Contribution"). All technical facilities, licenses and equipment shall be and remain the sole and exclusive property of SMA. The Capital Contribution shall be the sole obligation of SMA; Flicker shall have no obligation to furnish any item contained within the definition of Capital Contribution or to reimburse SMA for its Capital Contribution, nor shall Capital Contribution be deemed expenses for the purpose of calculating Operating Income or Operating Losses, as those terms are hereinafter defined.

     6.2 Until the JV has earned sufficient funds for its operations, SMA shall fund the operating expenses (individually an "Expense", collectively, "Expenses"), including those listed on the annexed Schedule A, which shall include a medical/dental benefits package and annual salary payments of $450,000 to Flicker for distribution to VJS and annual salary of $50,000 to each of SMA's principals Michael Morrissey and David Satin. The salaries shall be paid and the benefits shall be made available in accordance with SMA policy in like manner with all other SMA employees.

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     7. Allocation of Operating Income and Losses

     7.1 The "Operating Income" of the JV in any given year, for purposes of this Agreement, shall be the net income after deducting all Expenses. The "Operating Losses" of the JV in any given year shall be the amount by which Expenses exceed income.

     7.2 The Operating Income and Operating Losses shall be allocated, subject to the provisions of Article 9 hereof, forty (40%) percent to Flicker and sixty (60%) percent to SMA.

     8. Application of Cash Receipts.

     8.1 For purposes of this Agreement "Cash Receipts" shall mean all income and payments received by the JV in cash during any year, excluding therefrom the proceeds resulting from the sale, exchange, casualty of property of the JV or from the liquidation of the Property of the JV following a dissolution of the JV. Cash Receipts shall be applied in the following order of priority:

     (a) to pay the debts, Expenses and obligations of the JV and to repay SMA for all cash Expenses incurred in the operation of the business of the JV, including, without limitation, the Expenses set forth in Schedule A to this Agreement;

     (b) to establish reasonable reserves for the operation of the business of the JV and for any contingent liabilities or obligations of the JV;

     (c) to pay any sums not expended or reserved pursuant to the foregoing provisions of this Section 8.1 in accordance with the provisions of Section
7.2 hereof.

     8.2 Distributions of available Cash Receipts shall be made at such times and at such intervals, as the JV may deem advisable. Any distributions of available Cash Receipts to be made in respect of any fiscal year shall be completed not later than sixty (60) days after the end of such year.

     9.    Representations of Flicker and VJS.

     9.1   Flicker and VJS each represent and warrant to SMA that:

            9.1.1 Flicker is a corporation which has been duly formed and is in good standing under the laws of the State of New York;

            9.1.2 VJS are the sole shareholders, officers and directors of Flicker;

            9.1.3 VJS are not a party to any employment agreement or restrictive covenant, that each of them has the right and authority to enter into the projects contemplated by this Agreement without any restriction of any

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            kind and that this Agreement does not violate or conflict with any other agreement to which VJS or any of them may be a party.

     9.2 It is understood and agreed that the representations herein contained are a material inducement to SMA to enter into this Agreement. In the event that any such representation shall prove to be untrue, SMA shall suffer serious damages and, in addition to any remedy available at law or equity, SMA shall be entitled to immediately terminate this Agreement.

     9.3 VJS have executed this Agreement to indicate their agreement with the provisions of this Article.

     10. Accounting Records, Reports and Methods.

     10.1 There shall be kept complete and accurate books with respect to the JV's business and annual financial statements of the JV shall be prepared by the JV's Accountants. The books of the JV shall at all times be maintained at the principal office of the JV. Each party hereto and their duly authorized representatives shall have the right to examine the books of the JV at reasonable times. Checks will require the signature of a principal of one of the parties.

     10.2 The books of the JV shall be reviewed not less frequently than quarterly. The JV shall issue its statement of Profits and Losses for each quarter within thirty (30) days after the end of the quarter. Annual statements shall be prepared by the JV's accountants and shall be delivered to the parties promptly after they become available.

     10.3 The JV's Federal, state and local income tax returns for each year shall be filed timely or within the time permitted by any extension duly obtained by the JV's accountants.

     10.4  The JV shall operate on a calendar year.

     10.5 The JV shall report its operations for tax and all other purposes in accordance with the accrual basis method of accounting.

     10.6 All elections required or permitted to be made by the JV under the Internal Revenue Code shall be made in such manner as will, in the opinion of the JV's accountants, be the most advantageous to the parties taken as a whole.

     10.7 The JV's accountants shall be Tabb, Conigliaro, McGann, P.C., who are also the accountants for SMA, or such other firm of accountants as may be retained by SMA as the regular SMA accountants.

     11. Other Interests; Non-Competition.

     11.1 VJS and Flicker jointly and severally agree that they shall devote their full time and energy to the business of the JV. They shall not engage in any outside business activities during their hours of employment with the JV, except for investment of personal funds not requiring

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active participation in such outside business; provided, however, that neither
VJS nor Flicker may have any interest in the ownership or profits of, or engage in any business activity of any kind or nature at any time with, any entity or business which competes directly with the business of the JV. SMA is involved in other concerns and businesses. The principals and employees of SMA shall not be required to devote their time or effort exclusively to the JV, but shall devote so much of their time and energy as may be necessary, in their sole discretion, to actively manage and administer the business of the JV.

     11.2 VJS and Flicker further agree that all information concerning the JV, including by way of illustration and not limitation, its clients, its day-to-day operations, its assets and liabilities and technological secrets, which VJS and/or Flicker may become privy to by virtue of their ownership interest in the JV or their work with and for the JV is strictly confidential and is not to be disclosed to any person or entity. This agreement of confidentiality and noncompetition is a material and substantial inducement for SMA to enter into this Agreement, shall be enforceable in law and/or in equity and shall survive the termination of this Agreement.

     11.3 VJS have executed this Agreement to indicate their agreement with the provisions of this Article.

     12. Survival of Representations, Etc.

     The covenants, representations, warranties and other written statements set forth in this Agreement or in any exhibit hereto shall survive execution and delivery hereof. All of the same shall be deemed to be independent material and to have been relied upon by the party to which made.

     13. Notices.

     All notices, demands, or other communications hereunder shall be effective only if in writing and sent by certified mail, return receipt requested or by reputable overnight courier:

     (a) if to the JV, to each party at the principal office of the JV; and

     (b) if to any party to this Agreement, at the address set forth on the first page of this Agreement or such other address which such party may designate by notice to the JV.

     14. Further Assurances.

     Each of the parties shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and are not inconsistent with the terms hereof.

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     15. Agreement in Counterparts.

     This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one Agreement binding on all the parties notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     16. Construction.

     None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the JV.

     17. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

     18. Entire Agreement: Amendments.

     This instrument incorporates the entire Agreement and understanding among the parties hereto with respect to the subject matter hereof. It may not be modified or amended except with the written consent of all of the parties hereto.

     19. Assignment; Successors in Interest.

     This Agreement may not be assigned without the unanimous consent of all of the parties hereto. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

Agreed as to Articles 9 and 11:


/s/ Victor Barroso
---------------------------                   S.M.A. Real Time Inc.
    Victor Barroso
                                              By: /s/ Michael Morrissey
                                                  -----------------------------
/s/ John Miller                                   Michael Morrissey, President
--------------------------
    John Miller
                                              Flicker FX Corp. Susan Radice

/s/ Susan Radice                              By: /s/ Victor Barroso
---------------------------                       -----------------------------
    Susan Radice                                  Victor Barroso, President



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                                  SCHEDULE A

Flicker @ SMA                          Yearly

Estimated Gross Income          $  1,500,000.00
                                ===============

Estimated Expenses:

        Salaries                $   (450,000.00)
        Payroll taxes           $    (20,339.40)
        Telephone/pager               (4,500.00)
        Advertising/Promotion   $    (12,000.00)
        Office expense          $     (9,000.00)
        Office supplies         $     (3,500.00)
        Health insurance        $    (21,795.60)
        Professional Fees       $    (10,000.00)
        Administrative Salaries $    (60,000.00)
        Travel & Entertainment  $     (4,000.00)
        Bank Charges &
          Payroll Fees          $     (1,500.00)
        Miscellaneous Expense   $     (1,000.00)
        Computer Expense        $     (5,000.00)
        Management Salaries     $   (100,000.00)
                                ---------------

Total Estimated Expenses        $   (702,635.00)
                                ---------------

        Net income                   797,365.00
                                ===============


  SMA Realtime Inc.             $    478,419.00  60%
  Flicker LLC                   $    318,946.00  40%